Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intercure Ltd.:

We consent to the use of our report dated April 18, 2021, with respect to the consolidated financial statements of Intercure Ltd., included herein and to the reference to our firm under the heading ‘Experts’ in the registration statement.

/s/ Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

August 2, 2021